SIERRA MONITOR CORPORATION ANNOUNCES QUARTERLY CASH DIVIDEND

Milpitas, California – October 30, 2012 – Sierra Monitor Corporation (OTC: SRMC), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced that its Board of Directors (the “Board”) has adopted a dividend policy and approved a quarterly cash dividend of $0.01 per share of common stock. The first quarterly dividend will be payable on November 15, 2012 to shareholders of record as of the close of business on November 10, 2012. This dividend represents a quarterly payout of approximately $100,043 in aggregate, based on 10,004,311 shares outstanding as of October 30, 2012.

The cash dividend policy and payment of any future quarterly cash dividends will be at the discretion of the Board and will be dependent upon Sierra Monitor’s financial position, results of operations, available cash, cash flow, capital requirements and other factors deemed relevant by the Board.

“Sierra Monitor is executing very well on our long-term business model and delivering increasing value to our shareholders” said Gordon R. Arnold, president and chief executive officer. “We continue to invest heavily in our main business units, including our family of rapidly growing gas detection and FieldServer family of products, as well as our emerging technologies and are enjoying the strongest product cycles in the company’s history. We are pleased to be able to return excess cash to our shareholders through this cash dividend. We also look forward to adding new shareholders who desire to invest in a growing company with a competitive dividend.”

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption. For more information visit: http://www.sierramonitor.com/.

Sierra Monitor Investor Relations Contact

Steve Polcyn

408-262-6611 ext. 1341

Cell: 925-548-3516

spolcyn@sierramonitor.com